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                              Tenzer Greenblatt LLP
                              405 Lexington Avenue
                            New York, New York 10174





                                                                  April 8, 1998



U.S. Home & Garden Inc.
655 Montgomery Street
San Francisco, California 94111

Gentlemen:

                  You have requested our opinion in connection with the public offering and sale (the "Offering") pursuant to a Registration Statement on Form S-1 (SEC File #333-48519) (the "Registration Statement"), of U.S. Home & Garden Inc. (the "Company") under the Securities Act of 1933, as amended (the "Act"), relating to the offer for sale of up to 2,530,000 ___% Cumulative Trust Preferred Securities (the "Trust Preferred Securities") of U.S. Home & Garden Trust I, a Delaware statutory business trust (the "Trust"), the Junior Subordinated Debentures to be issued by the Company to the Trust in connection with the sale of the Trust Preferred Securities, and the Guarantee to be issued by the Company with respect to the Trust Preferred Securities. All capitalized terms used in this opinion letter and not otherwise defined herein have the same meaning as set forth in the Registration Statement.

                  We have examined the Registration Statement, the form of Junior Subordinated Indenture (the "Indenture") to be entered into by the Company and Wilmington Trust Company, as trustee (the "Trustee"), governing the Junior Subordinated Debentures and the form of Guarantee (the "Guarantee") to be entered into by the Company and the Trustee. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deem necessary as a basis for the opinion hereinafter expressed. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, the conformity to the originals of all documents submitted to us as conformed or reproduced copies and the enforceability of all agreements and similar documents presented to us. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of appropriate state and local officials, and upon certificates of
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April 8, 1998
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executive officers and responsible employees and agents of the
Company.

                  In rendering the opinions expressed below, we have assumed that (a) all the documents referred to in this opinion letter have been or will be duly executed, delivered and authenticated by and (except to the extent set forth below as to the Company) constitute legal, valid, binding and enforceable obligations of all of the parties to such documents, (b) all of the signatories to such documents (except to the extent set forth below as to the Company) have been or will be duly authorized and (c) all the parties to such documents have (except to the extent set forth below as to the Company) been duly organized and are validly existing and have the power and authority (corporate and otherwise) to execute and perform such documents.

                  Based upon and subject to the foregoing and subject also to the assumptions and qualifications set forth below, we are of the opinion that:

                           (1) the Company has been duly incorporated and is
validly existing as a corporation under the laws of the State of Delaware; and

                           (2) the Guarantee, when executed and delivered as
referred to in the Registration Statement, and the Junior Subordinated Debentures, when issued, sold and paid for in the manner referred to in the Registration Statement, will constitute legal, valid and binding obligations of the Company, entitled to the benefits of, and subject to the provisions of, the Guarantee Agreement and Indenture, respectively, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer laws or similar laws affecting the rights of creditors generally, and as the enforceability of those documents is subject to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

                  The foregoing opinion is also subject to the following comments and qualifications:

                           (a) The enforceability of certain provisions of the
Guarantee, the Indenture and the Junior Subordinated Debentures may be limited by laws rendering unenforceable the release of a party from, or the indemnification of a party against, liability for its own wrongful or negligent acts under certain circumstances, and indemnification contrary to
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April 8, 1998
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Federal or state securities laws and the public policy underlying such laws.

                           (b)      The enforceability of provisions in the
Guarantee, the Indenture and the Junior Subordinated Debentures, to the effect that the terms may not be waived or modified except in writing, may be limited under certain circumstances.

                           (c)      We advise you that, under certain
circumstances, a guaranty executed by a corporate shareholder of a corporate borrower may not be enforced as an obligation separate from the obligation guaranteed if it is determined that the borrower is merely an alter ego or nominee of the guarantor and that the "true" borrower is the guarantor. If the guarantor is deemed to be liable as a primary obligor, it is likely that the guarantor will also be entitled to the rights and defenses otherwise available to a primary obligor.

                  The foregoing opinions are limited to matters involving the laws of the State of New York and the General Corporation Law of the State of Delaware and we do not express any opinion as to the laws of any other jurisdiction. This opinion letter may not be relied upon for any purpose other than in connection with the transactions contemplated by the Registration Statement without our prior written consent in each instance. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the references to our name in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

                                                 Very truly yours,

                                                 /s/ Tenzer Greenblatt LLP


                                                 TENZER GREENBLATT LLP